news                                                          UNIT CORPORATION
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                                7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7714



                          Contact:     Larry D. Pinkston
                                       President and Chief Operating Officer
                                       (918) 493-7700


For Immediate Release...
October 21, 2004


                  UNIT CORPORATION ANNOUNCES THE RETIREMENT OF
                 MR. JOHN NIKKEL AS ITS CHIEF EXECUTIVE OFFICER


     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that its Chairman and Chief Executive Officer, John Nikkel, will retire as Chief Executive Officer of the Company effective April 1, 2005 and that Mr. Larry
Pinkston, its President, has been elected to assume the additional role as the Company's Chief Executive Officer effective with Mr. Nikkel's retirement. Mr. Nikkel will continue to serve the Company as Chairman of the Board of Directors. Mr. Nikkel has also agreed to serve as a consultant for the Company following his retirement.
     Mr. Nikkel joined Unit in 1983 as its President and director. In 2001, he became the Company's Chief Executive Officer, and in August 2003, Mr. Nikkel was named Chairman of the Board of Directors. When Mr. Nikkel joined Unit in 1983, the Company consisted of only 29 drilling rigs operating in Oklahoma and had total oil and natural gas reserves of approximately 11 Bcfe. Today, Unit owns a drilling rig fleet consisting of 100 rigs operating in Oklahoma, Texas, Wyoming, Colorado and Utah. Unit's oil and natural gas reserve base is in excess of 340 Bcfe, with its properties located primarily in Oklahoma, South Texas, and the Permian Basin of West Texas.
     Mr. Nikkel said, "It has been my distinct pleasure to serve Unit for the past 21 years and because of the hard work and dedication of our employees, Unit has had excellent growth through that period. Unit has outstanding management talent that will continue our long-held strategy of growing our asset base with a conservative financial policy."
     Mr. Pinkston, who has served the Company as its President and Chief Operating Officer since February 2004, said, "Through John's leadership, Unit has experienced dramatic growth over the life of the Company. We plan to


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continue  growing  the Company and intend to keep Unit on the path that John has helped build for us."
     Unit Corporation will be announcing its third quarter 2004 earnings on Wednesday, October 27, 2004. Its conference call will be broadcast live over the Internet at 11:00 a.m. Eastern Time on October 27th. The webcast may be accessed at the Company's website, www.unitcorp.com.

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     Unit  Corporation  is a Tulsa-based,  publicly held energy company  engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the productive capabilities of the wells, future demand for oil and
natural  gas,  future  rig  utilization  and  dayrates,   oil  and  gas  reserve
information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.